UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
April 24, 2007
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 24, Cardiac Science Corporation (the “Company”) entered into a Settlement Agreement with Koninklijke Philips Electronics N.V. and Philips Electronics North America Corporation (collectively, “Philips”) in connection with the Company’s previously disclosed patent litigation with Philips. Under the Settlement Agreement, the parties agreed to release and discharge their respective claims that were the subject of the lawsuit and to a dismissal of the lawsuit with prejudice. The Company and Philips have covenanted not to sue each other for infringement claims with respect to their respective current products, and also to develop a dispute resolution mechanism to resolve any future disputes relating to future products. Pursuant to the Settlement Agreement, the Company and Philips entered into a Cross-License Agreement pursuant to which the Company and Philips cross-licensed, on a perpetual, non-exclusive, royalty-free basis, patents that were the subject of the lawsuit. In addition, Philips has licensed to the Company certain additional patents that were not a part of the suit on a fully-paid, perpetual, non-exclusive basis. As consideration for the license of these additional patents, the Company has agreed to pay Philips $1 million.
Item 7.01. Regulation FD Disclosure.
     On April 26, 2007, the Company issued a press release regarding the Settlement Agreement, which is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

No.	Description

99.1	Press release issued by Cardiac Science Corporation dated April 26, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION

By:	/s/ MICHAEL K. MATYSIK

Michael K. Matysik
Senior Vice President and Chief Financial Officer
Dated: April 30, 2007

INDEX TO EXHIBITS

No.	Description

99.1	Press release issued by Cardiac Science Corporation dated April 26, 2007